UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2022

Generation Bio Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39319	81-4301284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Binney Street Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 655-7500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2022, upon the recommendation of the Nominating and Corporate Governance Committee (the “N&G Committee”) of the Board of Directors (the “Board”) of Generation Bio Co. (the “Company”), the Board increased the size of the Board from nine (9) to ten (10) members, and, effective July 15, 2022, appointed Dannielle Appelhans to fill the newly created vacancy as a Class III director and as a member of the Company’s N&G Committee, with a term of office to continue until the Company’s 2023 annual meeting of stockholders and until her successor has been duly elected and qualified, or until her earlier death, resignation or removal.

Ms. Appelhans will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation program that the Board approved in April 2022 (the “Program”). Pursuant to the Program, Ms. Appelhans will be entitled to receive a cash retainer of $40,000 per year for her service on the Board and $4,000 per year for her service as a member of the N&G Committee. This retainer is payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for the third quarter of 2022. In addition, under the Program, Ms. Appelhans has received an initial grant of an option to purchase 38,400 shares of the Company’s common stock under the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) that will vest monthly over a three-year period, subject to Ms. Appelhans’ continued service as a director through each applicable vesting date. The option grant has an exercise price of $7.18, equal to the closing sales price of the Company’s common stock on July 15, 2022 as reported on The Nasdaq Global Select Market, and a term of 10 years, subject to earlier termination for cessation of continuous service. Further, under the Program, on the date of each annual meeting of stockholders commencing in 2023, Ms. Appelhans will be entitled to receive an option to purchase 19,200 shares of the Company’s common stock under the 2020 Plan that will vest in full on the earlier of the first anniversary of the grant date and the date of the annual meeting of stockholders in the year immediately following the year in which the option was granted, will be issued at an exercise price equal to the closing sales price of the Company’s common stock as reported on The Nasdaq Global Select Market on the date of grant and will have a term of ten years.

In conjunction with Ms. Appelhans’ appointment, the Company and Ms. Appelhans entered into the Company’s standard indemnification agreement, a copy of which was filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-238608) filed with the Securities and Exchange Commission on May 22, 2020. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Ms. Appelhans for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of our members of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION BIO CO.

Date: July 18, 2022	By:	/s/ Geoff McDonough
Name: Geoff McDonough, M.D.
Title: President and Chief Executive Officer